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                                                                    EXHIBIT 4.24
                             COMPENSATION AGREEMENT

     THIS AGREEMENT ("Agreement") is made as of this 10th day of December 1997 by and between MUSTANG '65 LIMITED PARTNERSHIP, a limited partnership organized under the laws of the state of Delaware (hereinafter "M65LP"); and JAVA CENTRALE, INC., a corporation organized under the laws of the state of
California    (hereinafter the "Company"), (collectively referred to as "the
Parties").

     The Parties agree as follows:

RETENTION

     The Company hereby retains M65LP as its financial advisor for purposes of assisting the Company in negotiating the private placement from E.C. Capital Ltd., (a "Financing Source") and other Potential Sources of financing introduced by M65LP.

     ALL entities which would be potential Financing Sources introduced by will be added to Exhibit A hereto. In performing its services hereunder, M65LP shall use its reasonable best efforts, in accordance with customary industry practices, to structure and negotiate the transaction and the Company's relationships with various Financing Sources.

COMPANY'S FINANCIAL ADVISORY RIGHTS RESPONSIBILITIES

     M65LP shall act as the financial advisor to the Company in connection with The Financing by E.C. Capital, Ltd. ( the "Initial Financing"), and subsequent financing which may include a secondary offering of securities and additional financing ("Subsequent Financing"), as well as a sales, merger or other combination. The Initial Financing and each Subsequent Financing shall constitute a Transaction. M65LP responsibilities will include the following to be coordinated with the Company's management, controlling shareholders, professional advisors and the Company's Board Directors (all of whom will cooperate with M65LP). In each case M65LP shall use its best efforts to:

     a. Negotiate with Investment Bankers and, if applicable, Legal Relationships for Company including the Preparation of Term Sheet and Subscription Documents.

     b.   Evaluate Financial Assumptions and Forecasts - Prepared by the Company

     c.   Value the Company

     d.   Evaluate the Capital Structure

     e.   Refine the Offering Document to be used in the Transaction

     f.   Identify Financing Sources

     g. Arrange meetings with financing sources, negotiating and coordinating with investment bankers and, if applicable, attorneys

     h.   Optimize Compensation Strategy for Management and Employees

     i.   Assist with the Closing of the Transaction

     j.   Advise the Board of Directors of the Company.

     k. Receive usual and customary reimbursements, fees and stock purchase options by the Board of Directors.

     l. Aid in the development and negotiations of additional franchise units, including but not limited to the Northeastern United States.

COMPENSATION

     M65LP shall be entitled to receive, and the Company agrees to pay M65LP the following compensation for underwriting services:

     a. Upon the execution of this Agreement M65LP or its assignees will receive One Million Two Hundred Fifty Thousand (1,250,000) Warrants to purchase One Million Two Hundred Fifty Thousand (1,250,000) common shares of the Company's no par value Common Stock (the "Warrants") at an exercise price of fifty ($.50) cents per underlying share.

     b. The Company agrees to promptly reimburse to M65LP, pursuant to this Agreement, for its pre-approved reasonable out-of-pocket costs and expenses to be incurred in connection with the performance of its services hereunder, including, but not limited to reasonable telephone and telex, lodging and travel, upon submission of appropriate receipts or invoices, to the Company.

     c. It is understood and agreed that compensation, if any, due and payable by the Company to the third parties such as banks, advisors and finders in connection with any transactions are separate and independent of any compensation payable to M65LP in respect to any financing transactions.

COMPANY INFORMATION.

     The Company agrees to assist M65LP with its engagement by the Company hereunder by:

     a. Making available to M65LP all information concerning the Company's business, assets, operations and financial condition of the Company as may reasonably requested by M65LP or any potential counter-party to a transaction; and

     b. Making the Company's management, other personnel and appropriate representatives of its independent public accountants available to M65LP for discussions and consultations at such times as M65LP may reasonably request in furtherance of M65LP'S obligations hereunder.

     M65LP shall be entitled to rely upon all reports of the Company and all information supplied to it by the Company and persons or entities authorized by the Company. The Company represents and warrants that all such information supplied to M65LP shall be true, correct and complete. M65LP shall not have any obligation to verify or be responsible for the accuracy or completeness of any such report or information in any respect or be responsible for the accuracy or completeness thereof AND Company shall indemnify and hold M65LP harmless against any losses, claims damages or liabilities resulting from such inaccuracy or lack of completeness.

POTENTIAL FINANCIAL SOURCES

     While the Agreement among other matters, sets forth rights and responsibilities relating to a potential financing by E.C. Capital, Ltd., the terms and conditions set forth herein shall also be applicable to any other financing source generated by GHLP or referred to GHLP by the Company.

INDEMNIFICATION

     The Company and M65LP reciprocally agree to indemnify, defend and hold harmless each other and their respective affiliates and representatives and all shareholders, directors, officers and employees of the Company and M65LP and their respective affiliates and representatives and their respective assigns and heirs, against any claims, actions (wherever located), damages, losses, liabilities or costs, including, without limitation, defense costs, court costs and attorneys' fees and expenses incurred in investigation or defense thereof, arising from or based upon any untrue statements of or omission to state, any material fact by the Company or M65LP, as applicable. This indemnity shall survive termination of this Agreement. The Company and M65LP shall not be responsible for any claims, actions, damages, losses, liabilities or costs resulting primarily from the other's bad faith or willful misconduct.

CONFIDENTIALITY

     M65LP agrees to maintain the confidentiality of any non-public information provided to it by the Company or its authorized representatives, except any information which is at the time of disclosure or thereafter public or otherwise in the public domain and shall not disclose any such information to any third party, except (i) as authorized by the Company; (ii) pursuant to applicable law or judicial or regulatory subpoena; (iii) in connections with the enforcement of this Agreement; or (iv) if disclosed to M65LP by a third party not bound by a confidentially agreement.

REPRESENTATIONS AND WARRANTIES, ENFORCEMENT

     Each of the Company and M65LP hereby represents and warrants to the other that this agreement has been duly authorized, executed and delivered by it and that this Agreement constituted its legal, valid and binding obligation, enforceable against it in accordance with its terms. Should either M65LP or the Company commence any action, suit or other proceeding to enforce this Agreement, the prevailing party in any such action, suit or other proceeding shall be entitled to recover its attorney's fees and expenses incurred in connection therewith from other party.

TERM

     The initial term of this Agreement shall be for a period of thirty-six (36) months, commencing on the date first mentioned above, subject to the terms and conditions set forth herein.

NOTICES

     All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when sent by registered certified United States mail, postage prepaid, or other form of delivery which provides for a receipt, and sender is in receipt of a delivery notice, signed by recipient, if addressed as follows:

     Company:  JAVA CENTRALE, INC.
               1610 Arden Way, Suite 145
               Sacramento, California   95815

     M65LP:    MUSTANG '65  L.P.
               c/o Howard Schwartz,  P.A.
               2101 Corporate Blvd.
               Suite 204
               Boca Raton, Fl   33431

     A.   Address Change

          Either of The Parties may change his address by giving notice of such change of address to the other, but must comply with all other terms of this Agreement.

     B.   Notice by Telegram or Facsimile.

     In the case of any notice required to be given by The Parties to each other, telegraphic notice or facsimile transmission, shall not be sufficient notice hereunder.

ADDITIONAL ACTIONS

          The Parties agree to execute such other documents and perform such further acts as may be necessary or desirable to carry out the purposes of this Agreement.

HEIRS, SUCCESSORS AND ASSIGNS

          This Agreement shall be binding and inure to the benefit of the Parties, their heirs, successors, and assigns.

ENTIRE AGREEMENT

          The undersigned acknowledges that they, and each of them, have read this agreement in full; are cognizant of each and every one of the terms and provisions hereof and are agreeable thereto; that no representations or agreements, whether oral or written, except as hereinafter set forth, have been made or relied upon; that any and all prior agreements or understandings between the parties, relating to the subject matter of this Agreement, whether oral or written are automatically canceled by the execution of this agreement; that the signatures affixed hereto were affixed as the wholly voluntary act of the persons who signed this agreement; and that the terms and provisions of this agreement cannot be changed or modified unless in writing signed by an authorized corporate officer, director or agent of the Company and M65LP. No modification or amendment of any provision of this Agreement shall be construed as a waiver, breach or cancellation of any other provision.

          This Agreement constitutes the sole agreement between the Company and M65LP hereto pertaining to the subject matter described herein, and effective as of the date of this Agreement.

WAIVER OF RIGHTS

          Failure by either of The Parties to enforce any rights under this Agreement shall not be construed as the waiver of such rights. Any waiver, including waiver of default, in any one instance, shall not constitute a continuing waiver or a waiver in any other instance. Any acceptance of money or other performance by either of The Parties, shall not constitute a waiver of any default, except as to the payment of the particular payment or performance so received.

VALIDITY OF PARTS

          Any invalidity of any portion of this Agreement shall not affect the validity of the remaining portion, and unless substantial performance of this Agreement is frustrated by any such invalidity, this Agreement shall continue in effect.
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HEADINGS

          The headings used herein are for purposes of convenience only and shall not be used in interpreting the provisions hereof. As used herein, the male gender shall include the female and neuter genders; the singular shall include the plural, the plural, the singular and termination shall include expiration.

EXECUTION BY THE PARTIES

          This Agreement shall not be binding on either of The Parties, unless and until it shall have been accepted and signed by authorized officers or directors of the Company and M65LP.

ATTORNEY FEES

          If either of The Parties hereto commences an action against the other, arising out of or in connection with this Agreement, the prevailing of The Parties shall be entitled to have and recover from the other Party its reasonable attorneys' fees and costs at all trial and appellate levels.

ASSIGNMENT

          No party may assign this agreement without the prior written consent of the other party.

GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or nonenforceable in any jurisdiction shall, as to that jurisdiction, be effective to the extent of the prohibition or nonenforceability, without invalidating the remaining provisions of this Agreement.

NO PROJECTIONS OR REPRESENTATIONS

          The Parties acknowledge and represent that no projections or representations regarding the amount of income, sale, or profits they can expect to earn or receive by virtue of this Agreement, has been received from either of The Parties. The Parties acknowledge that no representations or warranties inconsistent with this Agreement were made to induce each other to execute this Agreement.

          The Parties acknowledge that neither of the Parties nor any other person can guarantee the success of the business. The undersigned, by signing this Agreement, acknowledge that they have read same and that it has been requested to state in writing hereafter any terms, claims, covenants, promises, or representations, including representations as to any income, sales, or profit projections, that were made by either of the parties or its representatives contrary to the provisions of this Agreement, including the persons making same, the location, and date thereof.

ACKNOWLEDGEMENTS

          The Company and M65LP have all requisite authority to enter into this Agreement, whether arising under applicable Federal or State laws, rules or regulations, to which either of The Parties may be subject to.

     IN WITNESS WHEREOF, The Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UPON THE SIGNING OF THIS AGREEMENT ALL PREVIOUS AGREEMENTS, IF ANY, ARE NULL AND VOID.


MUSTANG '65  LIMITED PARTNERSHIP



BY:  FOURTH MANAGEMENT, LLC
ITS:  GENERAL PARTNER



JAVA CENTRALE, INC.



/s/ GARY C. NELSON

BY:     GARY NELSON
ITS:      PRESIDENT